Exhibit 10.22

Tidewater Inc.

Summary of Director Compensation Arrangements

as of March 31, 2017

For service as a non-management director, compensation is as follows:

•	An annual cash retainer of $51,000;
•	An additional annual cash retainer of $125,000 for the chairman of the board;
•

An additional annual cash retainer of $15,000 for the chair of each of the audit committee and the compensation committee, and $10,000 for the chair of each of the nominating and corporate governance committee and the finance and investment committee;

•	committee meeting fees of $1,500 per meeting;
•	An annual equity award of $97,750, which is currently paid in cash with other annual cash retainers;
•	Reimbursement of reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees; and
•	Participation in the company’s Gift Matching Program under which the company matches a director’s contribution to an educational institution or foundation up to $5,000 per year.

{N1974493.4}